Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	916-403-2790
Investorrelations@pacificethanol.com		paulk@pacificethanol.com

Pacific Ethanol Completes Aventine Merger

- Merger Connects Destination and Origin Market Strategies, Providing Synergies in
Ethanol Production and Marketing -

- Establishes Annual Combined Production Capacity of 515 Million Gallons and Combined Annual Ethanol Marketing Volume of Over 800 Million Gallons -

Sacramento, CA, July 1, 2015 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading producer and marketer of low-carbon renewable fuels in the Western United States, announced it completed its merger with Aventine Renewable Energy Holdings, Inc. (“Aventine”).

Neil Koehler, the company’s president and CEO, stated: “We are pleased to complete this transformative acquisition, establishing Pacific Ethanol as the sixth largest producer of ethanol in the United States. In addition to more than doubling our ethanol production capacity, this synergistic transaction expands our geographic footprint, leverages our existing infrastructure to reach new markets and customers and enhances our overall scale and co-product diversification. We look forward to working with the Aventine employees to achieve a smooth integration and accelerate the growth of our combined company.”

Per the terms of the definitive merger agreement, Aventine stockholders received 1.25 shares of Pacific Ethanol common stock for each share of Aventine common stock owned at closing. As a result, Pacific Ethanol issued approximately 17.76 million shares in the merger, resulting in 42.5 million total shares outstanding as of July 1, 2015. Aventine had term debt of approximately $145 million as of July 1, 2015. Pacific Ethanol will provide information regarding capital plans and synergies when it releases its second quarter 2015 financial results anticipated in late July 2015.

Aventine's ethanol production assets include its 100 million gallon per year wet mill and 60 million gallon per year dry mill located in Pekin, Illinois, and its 110 million gallon per year and 45 million gallon per year dry mills in Aurora, Nebraska. Combined with Pacific Ethanol's current ethanol production capacity of 200 million gallons per year, the combined company will have a total ethanol production capacity of 515 million gallons per year and, together with Pacific Ethanol's marketing business, is expected to sell over 800 million gallons of ethanol annually based on historical volumes.

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About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is the leading producer and marketer of low-carbon renewable fuels in the Western United States. With the addition of four Midwestern ethanol plants in July 2015, Pacific Ethanol more than doubled the scale of its operations, entered new markets, and expanded its mission to be the industry leader in the production and marketing of low carbon renewable fuels. Pacific Ethanol owns and operates eight ethanol production facilities, four in the Western states of California, Oregon and Idaho, and four in the Midwestern states of Illinois and Nebraska. The plants have a combined production capacity of 515 million gallons per year, produce over one million tons per year of ethanol co-products such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2. Pacific Ethanol markets and distributes ethanol and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol for the Pacific Ethanol plants as well as for third parties, with over 800 million gallons of ethanol marketed annually based on historical volumes. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this communication that refer to Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to statements about the benefits of the Aventine merger, including future financial and operating results, synergies that may result from the merger, Pacific Ethanol’s ability to leverage its existing infrastructure to reach new markets and customers; and Pacific Ethanol’s plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business, Aventine’s business and risks associated with merger transactions. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products; raw material costs, including ethanol production input costs; changes in governmental regulations and policies; and insufficient capital resources. These factors also include, among others, the inherent uncertainty associated with financial projections; integration of Aventine and the ability to recognize the anticipated synergies and benefits of the Aventine merger; the anticipated size of the markets and continued demand for Pacific Ethanol’s and Aventine’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s and Aventine’s facilities, products and/or businesses; changes in the laws and regulations; changes in tax laws or interpretations that could increase Pacific Ethanol’s consolidated tax liabilities; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol's filings with the Securities and Exchange Commission including, specifically, those factors set forth in the "Risk Factors" section contained in Pacific Ethanol's Form 10-Q filed with the Securities and Exchange Commission on May 11, 2015.

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